Exhibit 10.1

February 11, 2008

R. Scott Murray

Chairman, President & CEO

Global BPO Services Corp.

125 High Street

High Street Tower, 30th Fl

Boston, MA 02011

RE:	$108,695,428 Senior Secured Credit Facilities-Engagement Letter

Dear Mr. Murray :

Global BPO Services Corp. (“Global”), in connection with its proposed acquisition of Stream Holdings Corporation and its subsidiaries (“the Borrowers” or the “Company”), has requested that, in connection with the consummation of such acquisition, PNC Bank, National Association (“PNC Bank” or the “Bank”) amend and restate the Company’s current credit facility to $108,695,428 in senior secured revolving credit and term loan facilities (the “Credit Facilities”) in order to i) extend the Company’s current credit facility, ii) increase the existing revolving credit from $86,000,000 to $100,000,000, iii) maintain two existing term loan facilities (one domestic and one international) totaling $8,695,426, (iv) provide for general corporate purposes and working capital requirements and v) pay fees and expenses associated with the Credit Facilities (the “Financing”). PNC Capital Markets LLC (“PNC Capital Markets”) will syndicate a portion of the Credit Facilities on a best efforts basis. The Financing is to be structured in accordance with the Summary of Terms and Conditions attached hereto (the “Summary”). Capitalized terms not defined herein are defined in the Summary or the Fee Letter attached hereto.

We are pleased to inform you of PNC Bank’s commitment to provide $30,000,000 of the Financing described in the attached Summary, subject to the terms and conditions referred to in this letter and the Summary. In addition, PNC Capital Markets (the “Lead Arranger”) and PNC Bank are pleased to inform you of their agreement to act as the lead arranger and bookrunner, and Administrative Agent (the “Agent”) for the Financing, subject to the terms and conditions referred to in this letter and the Summary.

The Summary includes a description of the principal terms of the proposed Credit Facilities connected with the Financing, and is intended as a framework for the documentation and as a basis for further discussion of the Financing’s terms, as appropriate. The Financing will be documented in a definitive amended and restated credit agreement (the “Credit Agreement”) reasonably satisfactory to all parties hereto and other agreements, instruments, certificates, and documents called for by the Credit Agreement or which the Lead Arranger or PNC Bank may otherwise require (collectively, the “Credit Documents”), to be delivered at the closing of the Financing (the “Closing”). The Credit Documents shall prevail over the terms of this letter.

PNC Bank’s obligations are conditioned on the execution and delivery of the Credit Documents in form and content reasonably satisfactory to the Company, the Lead Arranger and PNC Bank. Because not all of the terms can be set forth in the Summary, a failure by PNC Bank or the Company to agree on the definitive terms of the Credit Documents will not constitute a breach of this commitment. The obligations of the Lead Arranger and PNC Bank pursuant to this letter are also subject to acceptance by you as provided below and the statutory and other regulatory requirements under which the PNC Bank and the Lead Arranger are governed.

In addition to the terms and conditions set forth in the Summary, PNC Bank’s commitment to provide the proposed Financing is further subject to: (i) PNC Bank’s satisfaction with the organization and legal structure, significant contracts, and tax, labor, environmental, ERISA, and other matters, relating to the Company and its subsidiaries, both before and after consummation of the Transaction; (ii) there being no material adverse change in the condition (financial or otherwise), business, operations, properties, or prospects of the Company and its subsidiaries since June 30, 2007; (iii) the non-occurrence of any condition, circumstance or change in the loan syndication or capital market conditions generally that, in the reasonable judgment of PNC Capital Markets could impair the “successful syndication” efforts in respect of any portion of the Financing, (iv) the accuracy and completeness, in all material respects, of all representations made by or on behalf of the Company to the lenders, and all information furnished by or on behalf of the Company to the lenders (including the Lead Arranger and PNC Bank). To assist in due diligence, you agree that the Lead Arranger or PNC Bank may, in their discretion, retain experts or consultants in connection with the Transaction and the Financing.

Subject to the terms and conditions referred to in this letter and the Summary, we are pleased to inform you that PNC Bank proposes to arrange, in connection with the consummation of the above-described acquisition, up to $78,695,428 of the Financing on a best efforts basis with PNC Capital Markets acting as lead arranger and sole bookrunner for the Financing (the “Engagement”).

PNC Capital Markets will manage all aspects of the syndication of the Financing in consultation with the Company, including the timing of all offers to potential lenders, the determination of the amounts offered to potential lenders, the acceptance of commitments of the lenders and the compensation to be provided to the lenders.

You shall request, and upon consummation of the above-described acquisition shall cause, the Company to take all action as PNC Capital Markets may reasonably request to assist PNC Capital Markets in forming a syndicate acceptable to PNC Capital Markets and the Company. Such assistance in forming such a syndicate shall include, but not be limited to, (i) making senior management and representatives of the Company available to participate in information meetings with potential lenders at such times and places as PNC Capital Markets may reasonably request; (ii) using the Company’s best efforts to ensure that the syndication efforts benefit from the Company’s lending relationships; and (iii) providing PNC Capital Markets with all information reasonably deemed necessary by them to successfully complete the syndication.

PNC Bank shall act as the Administrative Agent and Collateral Agent for the Financing and PNC Capital Markets shall act as sole Lead Arranger and Bookrunner. No additional agents, co-agents, arrangers or bookrunners will be appointed, or other titles conferred, without the consent of PNC Capital Markets.

This letter is issued in reliance on the information provided to the Bank and PNC Capital Markets by the Borrowers in connection with the request for the Financing and the information in any supporting document and material. You represent and warrant that (i) all information (other than financial projections referred to in clause (ii) below) that has been or will hereafter be made available by you or any representatives in connection with the transactions contemplated hereby to the Bank or any potential lender is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of circumstances under which the statements were made and (ii) all financial projections, if any, that have been or will be prepared by you and made available to the Bank or any potential lender have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the your control, and that no assurance can be given that the projections will be realized). You agree to supplement the information and projections from time to time so that the representations and warranties in this paragraph remain correct.

You may not assign this engagement letter and none or your rights hereunder may be transferred without the prior written consent of PNC Bank and PNC Capital Markets.

The remainder of this letter sets forth our mutual understanding as to the services to be performed by PNC Capital Markets in syndicating the Financing, your obligations, compensation to PNC Bank and PNC Capital Markets, as well as the general terms and conditions of PNC Capital Markets’ engagement.

1.	Services to be performed by PNC Capital Markets:

a.	PNC Capital Markets will assist you in finalizing the terms and conditions of the Financing based upon information supplied by, among others, you, consultants, appraisers and prospective lenders. Proposed terms and conditions of the Financing as of the date hereof are summarized in the Summary.

b.	After you execute this letter, PNC Capital Markets will prepare and distribute a Confidential Information Memorandum (the “Memorandum”) for the purpose of approaching lenders to provide a portion of the Financing. PNC Capital Markets will not distribute the Memorandum to any party without your consent, (or the consent of the Borrowers), which consent shall not be unreasonably withheld.

c.	PNC Capital Markets shall introduce PNC Bank and other interested lenders to you and the Borrowers and assist you with any and all negotiations with such interested lenders concerning the Financing. Global hereby consent to the transfer of information regarding the Borrowers between PNC Capital Markets, PNC Bank, and their affiliates and other prospective lenders.

2.	Obligations of Global:

a.	You agree to provide PNC Capital Markets and its legal counsel and consultants with such information and access to your officers, directors, employees, accountants, and legal counsel as may be requested by it for the purpose of preparing the Memorandum together with any supplemental information that the lenders may require. The information may include, but may not be limited to, general industry information, information about the Company historical financial statements, and financial projections over the term of the Financing.

b.	You agree that prior to delivery of the Memorandum to any other lender, you will request that a senior officer of the Borrowers review the Memorandum and will provide a letter stating that, to the best of his or her knowledge, the Memorandum is complete and correct in all material respects and does not contain any untrue statements of a material fact, or omit to state any matter necessary to make the Memorandum not materially misleading.

c.	Until the Closing, you agree that you will request that neither the Borrowers nor any of its subsidiaries shall enter into any (i) acquisitions, (ii) other credit facilities, or (iii) issue any debt, whether syndicated or publicly or privately placed, if such acquisition, facility, or issue might, in PNC Capital Markets’ opinion, have a detrimental effect on the successful completion of the Financing, and will advise PNC Capital Markets immediately if any acquisition, issue, or facility is contemplated.

3.	Expenses and Compensation:

a.	PNC Bank and PNC Capital Markets shall be reimbursed from time to time by you upon request for all reasonable out-of-pocket expenses which they may incur while performing services hereunder, including in connection with the negotiation, preparation, due diligence, execution and delivery of this letter, the Credit Documents and other documentation and any assignment or participation of PNC Bank’s interests herein. These include, without limitation, reasonable fees and expenses of legal counsel, appraisers, and consultants.

b.	You agree, to the extent not paid by Borrowers, to pay to lenders, including PNC Bank, the fees set forth in the Summary and, to PNC Bank and PNC Capital Markets, the fees set forth in the Fee Letter.

4.	General:

a.	PNC Bank, PNC Capital Markets, and you each confirm that it has the requisite power and authority to enter into this letter and to perform its undertakings hereunder and that any action taken by it in connection with the Financing will be taken in compliance with applicable federal, state and foreign securities laws as such laws apply to it or its action.

b.	PNC Capital Markets will use reasonable efforts to provide the advice, assistance, and services described above. PNC Capital Markets does not, however, warrant, represent, promise, guarantee, or otherwise provide assurances that the Financing will be closed.

c.	By executing this letter, you agree to indemnify and hold harmless PNC Bank, PNC Capital Markets, or any affiliate thereof and any assignees or participants of PNC Bank and the respective officers, directors, employees, affiliates and agents of each of the foregoing entities, from and against any and all losses, claims, damages, liabilities, costs and expenses (including without limitation reasonable fees and expenses of counsel) which may be incurred by any of them in connection with any investigation, litigation or other proceeding arising in connection with the Engagement or the Financing, other than for their own gross negligence or willful misconduct. Your obligations hereunder shall be in addition to any other liability you may otherwise have.

d.	PNC Capital Markets’ services hereunder may be terminated by PNC Capital Markets or by you upon thirty [business] days’ written notice to the other party, without liability or continuing obligations to the other party except as provided below. Notwithstanding any termination of such services or this letter, PNC Capital Markets and PNC Bank shall be entitled to the expenses and fees described in paragraphs 3(a) and 3(b) above, and your indemnification obligation under paragraph 4(c) hereof will continue. In the event PNC Capital Markets’ services are terminated, the provisions herein and in the Fee Letter shall remain in effect.

e.	Upon closing, PNC Capital Markets shall be entitled to place a “tombstone” advertisement in various publications subject to your approval of the contents of such advertisement, which approval shall not be unreasonably withheld or delayed. In addition, Global BPO Services shall be permitted to issue a press release regarding this commitment (subject to PNC’s approval which shall not be unreasonably withheld) and make any regulatory disclosures it deems necessary in connection with this commitment in connection with its proposed acquisition of Stream Holdings Corporation.

The terms contained in this letter, the Summary and the Fee Letter are confidential and, except for disclosure to your board of directors, your officers and employees, professional advisors retained by you in connection with this transaction, to the Borrower and their board of directors, officers and retained professionals, or as may be required by law, may not be disclosed in whole or in part to any other person or entity without our prior written consent; provided that you may file this letter and the Summary with any form of 8-K filed with the U.S Securities Exchange Commission and file a press release referencing this letter. This letter is solely for your benefit and no other person or entity shall obtain any rights hereunder or be entitled to rely or claim reliance upon the terms and conditions hereof.

This letter shall be governed by and construed in accordance with the laws of New York State.

The Bank agrees that, notwithstanding anything to the contrary in this Agreement, the Fee Letter or the Summary, it does not now have, and shall not at any time prior to the Closing have, any rights, title, interest or claim of any kind in or to, or make any claim of any kind against, monies held in a trust fund for the benefit of Global’s public shareholders (“Trust Fund”), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Bank, on the one hand, and Global, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to as the “Trust Claims”). Notwithstanding anything to the contrary in this Agreement, the Bank hereby irrevocably waives any Trust Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof.

YOU IRREVOCABLY WAIVE ANY AND ALL RIGHTS YOU MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS COMMITMENT LETTER OR THE FEE LETTER, OR ANY TRANSACTION CONTEMPLATED IN EITHER DOCUMENT. YOU ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY AND YOU FURTHER ACKNOWLEDGE THAT YOU HAVE

READ AND UNDERSTAND THE PROVISIONS OF THIS COMMITMENT LETTER AND THE FEE LETTER, AND HAS BEEN ADVISED BY COUNSEL AS NECESSARY AND APPROPRIATE.

If the foregoing accurately sets forth your understanding, please indicate your acceptance hereof by signing the enclosed copy of this letter and returning it to us together with the Fee Letter and the $25,000 Deposit Fee by February 20, 2008.

If this letter is accepted but the Closing does not occur within 90 days of the date hereof, this Commitment shall expire and PNC Bank and PNC Capital Markets shall have no further liability or obligation hereunder.

We are pleased to have this opportunity and very much look forward to working with you on the successful completion of your refinancing.

Sincerely,

PNC Bank, National Association	PNC Capital Markets LLC

/s/ Michael Picard	/s/ Anthony J. Foti
Michael Picard	Anthony J. Foti
Senior Vice President	Managing Director

Agreed to and accepted:

Global BPO Services Corp.

By:	/s/ Charles Kane

Date:	February 11, 2008